Exhibit 99.1

The St. Joe Company Reports First Quarter 2017 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--May 4, 2017--The St. Joe Company (NYSE:JOE) (the “Company”) today announced Net Income for the first quarter of 2017 of $4.4 million, or $0.06 per share, compared with Net Income of $8.7 million, or $0.12 per share, for the first quarter of 2016.

First quarter update includes:

  Total revenue for the quarter was $13.2 million as compared to $20.3 million in the first quarter of 2016 primarily due to a reduction in real estate revenue. The Company’s real estate revenue tends to vary from period to period depending on a variety of factors including the communities where homesites are available to be sold, as prices vary significantly by community. In addition, the Company’s recent focus has been on homebuilders who generally purchase more homesites in a single transaction but tend to buy on a more sporadic basis. The first quarter decrease in real estate revenue was due to the timing of builder contractual obligations and the timing of development of finished lots in the primary residential communities. The Company is investing in the development of residential lots in its WaterSound Origins, Breakfast Point and SouthWood communities. The Company anticipates that a majority of the lots currently under development will be available for sale later in 2017. In addition, the first quarter of 2016 included a $3.4 million unimproved land sale with a gross profit of $3.3 million due to a low historic basis.
  The Company’s leasing segment includes approximately 604,000 of net rentable square feet which was 86% leased as of March 31, 2017, compared to approximately 589,000 of net rentable square feet which was 84% leased as of March 31, 2016. Subsequent to the first quarter of 2017, the Company completed the purchase of two office buildings in Panama City Beach, Florida totaling over 67,000 rentable square feet. This transaction is reflective of the Company’s strategy to increase the size and scope of its leasing portfolio while choosing to sell commercial property selectively.

  Investment income for the three months ended March 31, 2017 totaled $10.4 million as compared to $2.7 million for the three months ended March 31, 2016. The increase of $7.7 million in the first quarter of 2017 was due to increased interest income and dividend income as a result of changes in the Company’s investment portfolio and a sale of investments at a realized gain of $3.1 million. Other income for the first quarter of 2017 totaled $4.0 million as compared to $13.0 million in the first quarter of 2016. Other income for the first quarter of 2017 included $3.5 million from an insurance settlement. By comparison, the first quarter of 2016 included $12.5 million from settlement of claims related to the Deepwater Horizon oil spill.
  As of March 31, 2017, the Company had cash, cash equivalents and investments of $392.6 million, as compared to $416.8 million as of December 31, 2016, a decrease of $24.2 million. The decrease was related to the $34.2 million of cash used for stock repurchases, offset by net receipts from the Company’s operations and other activities.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said “We remain focused on our previously discussed strategy of increasing the size and scope of our leasing portfolio with the acquisition of the two Beckrich office buildings adding over 67,000 square feet of leasable space to our existing portfolio.” Mr. Gonzalez added, “We believe that the recent announcements of GKN Aerospace choosing to locate in VentureCrossings and our joint venture with HomeCorp for 240 apartment units, as well as the other investments we are making in our club and resort operations are all consistent with our plan to create long term value for our shareholders.”

FINANCIAL DATA

Consolidated Results
($ in millions except share and per share amounts)
	Quarter Ended March 31,
	2017	2016
Revenue
Real estate revenue	$1.5	$7.1
Resorts and leisure revenue	8.1	8.7
Leasing revenue	2.4	2.4
Timber revenue	1.2	2.1
Total revenue	13.2	20.3
Expenses
Cost of real estate revenue	0.3	1.8
Cost of resorts and leisure revenue	8.8	9.3
Cost of leasing revenue	0.7	0.8
Cost of timber revenue	0.2	0.2
Other operating and corporate expenses	6.2	6.8
Depreciation, depletion and amortization	1.9	2.3
Total expenses	18.1	21.2
Operating loss	(4.9)	(0.9)
Investment income, net	10.4	2.7
Interest expense	(3.0)	(3.0)
Other, net	4.0	13.0
Income before income taxes	6.5	11.8
Income tax expense	(2.3)	(3.2)
Net income	4.2	8.6
Net loss attributable to non-controlling interest	0.2	0.1
Net income attributable to the Company	4.4	8.7
Net income per share	$0.06	$0.12
Weighted average shares outstanding	73,970,407	74,809,010

Revenue Detail ($ in millions)

	Quarter Ended March 31,
	2017	2016
Revenue:
Real estate revenue
Residential	$1.3	$7.0
Other real estate revenue	0.2	0.1
Total real estate revenue	1.5	7.1
Resorts and leisure revenue	8.1	8.7
Leasing revenue	2.4	2.4
Timber revenue	1.2	2.1
Total revenue	$13.2	$20.3

Summary Balance Sheet
($ in millions)

	March 31, 2017	December 31, 2016
Assets
Investment in real estate, net	$322.1	$314.6
Cash and cash equivalents	217.0	241.1
Investments	175.6	175.7
Restricted investments	4.4	5.6
Income tax receivable	26.7	27.1
Claim settlement receivable	7.9	7.8
Other assets	36.5	38.4
Property and equipment, net	9.0	9.0
Investments held by special purpose entities	208.2	208.6
Total assets	$1,007.4	$1,027.9

Liabilities and Equity
Debt	$55.5	$55.0
Other liabilities	47.7	41.0
Deferred tax liabilities	70.3	68.8
Senior Notes held by special purpose entity	176.4	176.3
Total liabilities	349.9	341.1
Total equity	657.5	686.8
Total liabilities and equity	$1,007.4	$1,027.9

Debt Schedule
($ in millions)

	March 31, 2017	December 31, 2016
Pier Park North joint venture refinanced loan	$47.3	$47.5
Community Development District debt	7.7	7.5
Construction loan	0.5	--
Total debt	$55.5	$55.0

Other Operating and Corporate Expenses
($ in millions)

	Quarter Ended March 31,
	2017	2016
Employee costs	$1.8	$1.7
401(k) contribution	1.2	1.4
Property taxes and insurance	1.4	1.5
Professional fees	1.0	1.4
Marketing and owner association costs	0.4	0.3
Occupancy, repairs and maintenance	0.1	0.2
Other	0.3	0.3
Total other operating and corporate expenses	$6.2	$6.8

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the first quarter of 2017 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding our expectations with respect to the timing of residential lot sales, our strategy to increase our leasing portfolio while selectively selling commercial property and our beliefs regarding the ability of our prospects, strategy and other actions to create long term shareholder value. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) any changes in our strategic objectives and our ability to successfully implement such strategic objectives; (2) any potential negative impact of our longer-term property development strategy, including loss and negative cash flows for an extended period of time if we continue with the self-development of our entitlements; (3) significant decreases in the market value of our investments in securities or any other investments; (4) our ability to capitalize on strategic opportunities presented by a growing retirement demographic; (5) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate, including our Bay-Walton Sector holdings; (6) volatility in the consistency and pace of our residential real estate revenue; (7) economic or other conditions that affect the future prospects for the Southeastern region of the United States and the demand for the Company’s products, including a slowing of the population growth in Florida, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (8) any downturns in real estate markets in Florida or across the nation; (9) our dependence on the real estate industry and the cyclical nature of our real estate operations; (10) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (11) our ability to enter into a lease with GKN Aerospace on favorable terms or at all; (12) our ability to realize the anticipated benefits of our recent acquisitions, joint ventures, investments in leasable spaces and operations, and share repurchases; (13) our ability to carry out our stock repurchase program in accordance with applicable securities laws; (14) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business; (15) changes in laws, regulations or the regulatory environment affecting the development of real estate; (16) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (17) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partner to effectively manage the day-to-day activities of the Pier Park North joint venture; (18) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; and (19) potential liability under environmental or construction laws, or other laws or regulations; as well as, the cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K filed with the Commission on March 2, 2017 as updated by subsequent Quarterly Reports on Form 10-Qs and other current report filings.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate development, asset management and operating company concentrated primarily between Tallahassee and Destin, Florida. More information about the Company can be found on its website at www.joe.com.

© 2017, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
St. Joe
Investor Relations Contact:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com